UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2016

PATRIOT NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bedford Street, Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 324-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material definitive Agreement

On December 22, 2016, Patriot National Bancorp, Inc. (the “Company”) completed the issuance, through a private placement, of $12.0 million aggregate principal amount of 7.0% fixed senior unsecured notes due December 22, 2021 (the “Notes”).

The proceeds of the Notes will qualify as Tier 1 capital on a consolidated basis under the Federal Reserve capital guidelines. The Company intends to use the proceeds of this offering for general corporate purposes, which will include advances to its bank operating subsidiary, Patriot Bank N.A. (“Patriot Bank”), to finance growth activities. Capital advanced to Patriot Bank will qualify as Tier 1 capital.

The Notes were offered and sold by the Company to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Regulation D thereunder.

See the disclosure contained in Item 2.03 below, which is also incorporated by reference in this Item 1.01.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference in this Item 2.03.

The Notes were issued pursuant to a Purchase Agreement, dated as of December 22, 2016, between the Company and accredited institutional investors. The Notes bear a fixed interest rate of 7.00% per annum from and including December 22, 2016 to but excluding December 22, 2021 and are payable semi-annually in arrears on June 22 and December 22 of each year, beginning June 22, 2017. The Notes are not subject to redemption at the option of the Company. Principal and interest on the Notes are subject to acceleration only in limited circumstances.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Notes, the forms of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1     Form of Purchase Agreement, dated December 22, 2016

10.2     Form of 7% Senior Note Due 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: December 29, 2016	By:	/s/ Neil McDonnell
Neil McDonnell Executive Vice President & Chief Financial Officer